Exhibit 99.4

Global Corporate & Investment Banking

BofA Securities, Inc

One Bryant Park, New York, NY 10036

March 8, 2023

Board of Directors

Evoqua Water Technologies Corp.

210 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated January 22, 2023, to the Board of Directors of Evoqua Water Technologies Corp. (“Evoqua”) as Annex C to, and to the reference thereto under the headings “SUMMARY — Opinions of Evoqua’s Financial Advisors” and “THE MERGER — Opinions of Evoqua’s Financial Advisors” in, the joint proxy statement/prospectus relating to the proposed merger involving Evoqua and Xylem Inc. (“Xylem”), which joint proxy statement/prospectus forms a part of Xylem’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.